Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), by and among First Commonwealth Financial Corporation, a Pennsylvania corporation (“Employer”), and James R. Reske (“Executive”), is entered into effective as of April 10, 2014 (the “Effective Date”).
WITNESSETH:
WHEREAS, Employer wishes to employ Executive as Executive Vice President and Chief Financial Officer and to cause First Commonwealth Bank, a Pennsylvania bank and trust company (“FCB”), to appoint Executive as Executive Vice President and Chief Financial Officer, and Executive is willing to accept such employment upon the terms and conditions set forth herein.
NOW, THEREFORE, intending to be legally bound, Employer agrees to employ Executive, and Executive agrees to be employed by the Employer, upon the following terms and conditions:
ARTICLE I
EMPLOYMENT
1.01.    Office. Executive is employed hereunder as Executive Vice President and Chief Financial Officer of Employer reporting to Employer’s President and Chief Executive Officer (“CEO”), and as Executive Vice President and Chief Financial Officer of FCB, reporting to FCB’s CEO, and in such capacity shall use his best energies and abilities in the performance of his duties and in the performance of such other duties as may be assigned to him from time to time by the CEO. Executive will serve in such additional capacities as the CEO may from time to time direct without additional compensation therefor.
1.02.    Term. Subject to the terms and conditions of Article II, pursuant to the terms of this Agreement, Executive’s employment will continue until March 31, 2017, unless such term is extended pursuant to the following sentence. Executive’s employment will automatically be extended on April 1, 2017 and on each subsequent April 1 for successive one (1) year periods unless Employer or Executive provides notice in writing to the other party at least sixty (60) days prior to the end of any such term that such party does not intend to extend Executive’s employment hereunder for another year.
1.03.    Base Salary. Subject to Article II hereof, during the term of his employment under this Agreement, Employer will pay Executive compensation at the rate of Three Hundred Fifty Thousand Dollars ($350,000) per annum (the “Base Salary”), payable in accordance with Employer’s normal payroll practices in equal monthly installments, less legally required taxes and withholdings and elected deductions. Executive’s Base Salary may be increased but not decreased by the CEO at any time based upon Executive’s contributions to the success of Employer and on such other factors as the Board shall deem appropriate. Executive will be eligible to participate in any Short-Term and Long-Term Incentive Plans that may be offered to executive employees of Employer. Without limiting the generality of the foregoing, Executive will be eligible to earn (i) a cash incentive award under the Employer’s 2014 Annual Incentive Plan (“AIP”) with a target award of 35% of Base Salary and (ii) a performance-based restricted stock unit award under the Employer’s 2014-2016 Long-Term Incentive Plan with a target share award of 14,000 shares; provided, however, that any award earned under the 2014 AIP will be prorated at the rate of three-fourths (3/4ths). Executive’s participation in Employer’s Long-Term Equity Incentive Plan will be conditioned upon minimum equity ownership as established by the Compensation & Human Resources Committee of the Board.

Executive will also be eligible to participate in the Employer’s Non-Qualified Deferred Compensation Plan as provided in the documents that govern that plan.
1.04.    Employee Benefits. Subject to Article II hereof, during the term of his employment under this Agreement, Executive will be eligible to participate in such major medical or health benefit plans, pensions, and other benefits as are available generally to employees of Employer, to the extent available to employees.
1.05    Signing Bonus. Executive shall receive a bonus of Fifty Thousand Dollars ($50,000.00) (the “Signing Bonus”), less legally required taxes and withholdings, upon the commencement of Executive’s employment. In the event that Executive’s employment is terminated by Employer for “Cause” as defined in Section 2.01 or by Executive without “Good Reason” as defined in 2.03 on or before March 31, 2015, then Executive shall repay 100% of the Signing Bonus to Employer upon the termination of Executive’s employment. In the event that Executive’s employment is terminated by Employer for Cause or by Executive without Good Reason after April 1, 2015 and on or before March 31, 2016, then Executive shall repay 50% of the Signing Bonus to Employer upon the termination of Executive’s employment.
1.06    Inducement Equity Award. Contemporaneously with the execution of this Agreement, Executive and Employer are entering into a Restricted Stock Agreement pursuant to which Employer will award a total of Twenty-Seven Thousand Five Hundred (27,500) shares of restricted stock to Executive as an inducement award, effective on the first day of his employment by Employer, subject to vesting or forfeiture in accordance with the terms of the Restricted Stock Agreement.
ARTICLE II
TERMINATION
2.01.     Termination For Cause. Employer may terminate Executive’s employment and the term of employment under this Agreement at any time for “Cause,” as defined herein, by providing written notice to Executive that his employment is terminated, whereupon Executive’s employment with the Employer will be terminated. Upon delivery of said notice together with payment of any salary accrued under Section 1.03 prior to the date of termination but not yet paid, as well as payment for any accrued vacation time not taken and expenses which were properly incurred by Executive on Employer’s behalf prior to the termination date that are not yet paid (“Accrued Obligations”), all obligations of the Employer to Executive shall terminate. In the event Employer terminates Executive’s employment for Cause, Employer will pay all Accrued Obligations to Executive within thirty (30) days following such termination of employment. Termination shall be deemed to be for Cause if: (i) Executive fails to comply with any material provision of this Agreement; (ii) Executive refuses to comply with any lawful, written directive from the Board; (iii) Executive fails to perform his duties under this Agreement with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) Executive engages in an act of dishonesty, fraud or moral turpitude or Executive is convicted of a crime which, in the judgment of the Board, renders his continued employment by Employer materially damaging or detrimental to Employer. The obligations of Executive under Article III shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.01. If Executive’s employment terminates under Section 2.01, he is entitled to no severance under Section 2.05.
2.02.     Termination Without Cause. Executive’s employment with Employer and FCB and the term of employment under this Agreement may be terminated at any time by Employer without Cause immediately upon written notice by Employer to Executive, whereupon Executive’s employment with Employer will be terminated. In the event Employer terminates Executive’s employment without Cause, Employer will pay all Accrued Obligations to Executive within thirty (30) days following such termination of employment and will provide Executive with the Severance Benefits set forth in Section 2.05, provided that as a condition precedent to Executive’s receipt of Severance Benefits under this Section 2.02 and Section 2.05, Executive must execute and deliver to Employer a Separation Agreement and General Release (as defined in Section 2.05). All other obligations of Employer to Executive shall cease as of the date of termination. The obligations of Executive under Article III shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.02.
2.03.     Resignation for Good Reason. Executive may resign from employment with Employer and FCB and terminate the term of employment under this Agreement for Good Reason. Good Reason means: (i) a material change in Executive’s title, position or responsibilities with Employer or FCB which represents a substantial reduction of the title, position or responsibilities in effect immediately prior to the change; (ii) any reduction in the Base Salary or a material reduction of benefits provided under this Agreement (unless such reduction of benefits applies equally to all similarly situated employees of Employer); or (iii) the assignment of Executive to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Executive of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of Executive Vice President and Chief Financial Officer of Employer and FCB. Before Executive resigns employment with Employer for Good Reason, Executive must give Employer twenty (20) days’ notice of said resignation and an opportunity to correct. In the event Executive resigns from employment with Employer for Good Reason, Employer will pay all Accrued Obligations to Executive within thirty (30) days following such termination of employment and will provide Executive with the Severance Benefits set forth in Section 2.05, provided that as a condition precedent to Executive’s receipt of Severance Benefits under this Section 2.03 and Section 2.05, Executive must execute and deliver to Employer a Separation Agreement and General Release (as defined in Section 2.05). All other obligations of Employer to Executive shall cease as of the date of termination. The obligations of Executive under Article III shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.03. Notwithstanding the foregoing, if Employer corrects within twenty (20) days of its receipt of notice of the Good Reason, Employer shall owe Executive no severance under Section 2.05 and Executive shall be eligible to continue in his capacity as Executive Vice President and Chief Financial Officer of Employer and FCB.
2.04.     Termination by Executive. Executive agrees to give Employer sixty (60) days’ prior written notice of the termination of his employment with Employer. Simultaneously with such notice, Executive shall inform Employer in writing as to his employment plans following the termination of his employment with Employer. In the event Executive terminates his employment with Employer pursuant to this Section 2.04, Employer will pay all Accrued Obligations to Executive within thirty (30) days following such termination of employment. All other obligations of Employer to Executive shall cease as of the termination date. The obligations of Executive under Article III shall continue notwithstanding termination of Executive’s employment pursuant to this Section 2.04. If Executive’s employment terminates under Section 2.04 he is entitled to no severance under Section 2.05.
2.05.     Severance Benefits. In the event that Employer terminates Executive’s employment during the term of this Agreement without Cause pursuant to Section 2.02, or if Executive terminates his employment with Employer during the term of this Agreement pursuant to Section 2.03, and subject to the conditions set forth in this Section and subject to Sections 2.02 and/or 2.03 as applicable, Employer will pay to Executive an amount equal to the product of (x) one-twelfth (1/12) of the Base Salary times (y) the greater of (i) twelve or (ii) the number of months remaining in the term, less legally required taxes and withholdings and elected deductions. Said sum is to be paid in equal periodic installments payable in accordance with Employer’s normal payroll practices commencing with the first payroll following Executive’s termination of employment, provided, however, that any installments that would otherwise be payable in the six month period following separation from service shall be paid on the day following the six month anniversary of such separation from service in accordance with the requirements of Section 5.02(b) of this Agreement. Upon termination, Employer will offer continuation coverage to Executive, as required by Section 4980B of the Internal Revenue Code of 1986, (“Code”) as amended (“COBRA”), under the First Commonwealth’s group health plan (the “Health Plan”) on the terms and conditions mandated by COBRA including Executive’s payment of the applicable COBRA premiums and shall pay the full cost of Executive's COBRA premiums for the twelve (12) month period following such separation from service.
Employer’s obligations to make any payment to Executive as described in this Agreement is contingent upon Executive's execution and non-revocation of a separation agreement and general release of any and all claims and causes of action that Executive may have against Employer, as permitted by law, in a form and substance reasonably satisfactory to the Employer, that, in the opinion of the Employer’s counsel, is effective to release the Employer Entities (as defined in Section 3.01) from all claims relating to Executive’s employment or the termination thereof (other than under the terms of this Employment Agreement) (a “Separation Agreement and General Release”), and the Employer will have no obligation to make any payment unless and until such Separation Agreement and General Release has become effective.
2.06.     Resignation of Board Membership. Executive expressly promises and agrees that he will resign from all boards of directors, officer positions, committee memberships and other positions with Employer and each of its subsidiaries immediately upon and concurrent with the termination of his employment with Employer for any reason, including, without limit, by Employer for Cause or without Cause or by Executive for any reason.
ARTICLE III
EXECUTIVE’S COVENANTS AND AGREEMENTS
3.01.     Non-Disclosure of Confidential Information. Executive recognizes and acknowledges that: (a) in the course of Executive’s employment by Employer, it will be necessary for Executive to acquire information concerning Employer and its subsidiaries and affiliates (individually, an “Employer Entity,” and collectively, the “Employer Entities”), which could include, in whole or in part, the Employer Entities’ business, sales volume, sales methods, sales proposals, financial statements and reports, customers and prospective customers, identity of customers and prospective customers, identity of key purchasing personnel in the employ of customers and prospective customers, amount or kind of customers’ purchases from the Employer Entities, the Employer Entities’ sources of supply, the Employer Entities’ computer programs, system documentation, special hardware, product hardware, related software development, Employer Entities’ manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions, or other confidential or proprietary information belonging to the Employer Entities or relating to the Employer Entities' affairs (collectively referred to herein as the “Confidential Information”); (b) the Confidential Information is the property of the Employer Entities; (c) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Employer Entities; and (d) it is essential to the protection of the Employer Entities' good will and to the maintenance of the Employer Entities' competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to others or use the Confidential Information to Executive’s own advantage or the advantage of others. Confidential Information shall not include information otherwise available in the public domain through no act or omission of Executive. Executive agrees to hold and safeguard the Confidential Information in trust for the Employer Entities, its successors and assigns and agrees that he shall not, without the prior written consent of the Employer Entities, misappropriate or disclose or make available to anyone for use outside the Employer Entities' organizations at any time, either during his employment with any Employer Entity or subsequent to the termination of his employment with Employer for any reason, including without limitation, termination by Employer, any of the Confidential Information, whether or not developed by Executive, except as required in the performance of Executive’s duties to Employer.
3.02.     Non-Solicitation of Employees. Executive agrees that, during the term of his employment with Employer and for one (1) year following termination of Executive’s employment with Employer for any reason, including without limitation termination by Employer for Cause or without Cause, Executive will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of any Employer Entity, to leave any Employer Entity for any reason whatsoever, or hire any such employee.
3.03.     Duties. Executive agrees to be a loyal employee of Employer. Executive agrees to devote his best efforts to the performance of his duties for Employer, to give proper time and attention to furthering the Employer’s business, and to comply with all rules, regulations and instruments established or issued by, or applicable to, the Employer Entities. Executive further agrees that during the term of this Agreement, Executive shall not, directly or indirectly, engage in any business which would detract from Executive’s ability to apply his best efforts to the performance of his duties. Executive also agrees that he shall not usurp any corporate opportunities of the Employer Entities.
3.04.     Return of Materials. Upon the termination of Executive’s employment with Employer for any reason, Executive shall promptly deliver to the Employer Entities all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, reports, flow-charts, computer equipment, programs, software, databases, proposals, financial statements and reports, and any documents concerning the Employer Entities' customers or concerning products or processes used by the Employer Entities and, without limiting the foregoing, will promptly deliver to the Employer Entities any and all other documents or materials containing or constituting Confidential Information, in whatever form or medium (including cloud storage).
3.05.     Work Made for Hire. Executive agrees that in the event of publication by Executive of written or graphic materials constituting “work made for hire,” as defined and used in the Copyright Act of 1976, 17 USC § 1 et seq., the Employer Entities will retain and own all rights in said materials, including right of copyright.
3.06     Non-Compete. Executive agrees that, during the term of his employment with Employer and for one (1) year following termination of Executive's employment with Employer for any reason, including without limitation termination by Employer for Cause or without Cause or termination by Executive for Good Reason or otherwise, Executive will not, for himself, as an agent, employee, contractor or owner, or on behalf of another person or entity, directly or indirectly, engage in any “Prohibited Position” with any “Competing Business.” For purposes of this Agreement, “Prohibited Position” shall mean any position, whether as principal, agent, officer, director, employee, consultant, shareholder, partner, member, or otherwise: (i) where Executive will be engaged in the management, sale, development, or marketing of products or services of the type provided by any Employer Entity; and (ii) during employment with Employer, Executive was privy to or given access to proprietary and/or confidential business information of Employer concerning any Employer Entity’s management, strategy, performance, sale, development or marketing of that type of product or service and/or was involved in maintaining the Employer Entities' customer relationships or goodwill; “Competing Business” shall mean any person, corporation or other entity which engages in the marketing and/or sale of: (i) retail banking products in the Restricted Territory, including, for example, personal and business accounts, private banking, business banking, loans, lines of credit, mortgages, and other investment or financial products; or (ii) any other product or service of the Employer Entities, currently and in the future, in the Restricted Territory, in which Executive had involvement, and/or about which Executive learned of, and/or may have acquired any knowledge about, while employed by Employer; and “Restricted Territory” shall mean any county in which any Employer Entity maintains an office or branch and any county which is contiguous to such a county. During the term of his employment with Employer and for one (1) year following termination of Executive's employment with Employer for any reason, including without limitation termination by Employer for Cause or without Cause, or termination by Executive for Good Reason or otherwise, Executive also agrees not to enter into, consult about, or become involved with any transactions that he learned and/or became aware of through his employment with Employer. Executive acknowledges that the foregoing restrictions are properly limited so that they will not interfere with his ability to earn a livelihood and that such restrictions are reasonable and necessary to protect the Employer Entities' legitimate business interest, including the protection of its confidential and trade secret information. In exchange for the consideration set forth in this Agreement, Executive agrees to be bound by the terms of this Section 3.06. The foregoing covenants shall not be deemed to prohibit Executive from acquiring as an investment not more than five percent (5%) of the capital stock of a Competing Business, whose stock is traded on a national securities exchange or through an automated quotation system of a registered securities association.
3.07     Effect of Change of Control. The covenants in Section 3.06 above shall terminate and be of no further force or effect upon the occurrence of a Change of Control (as defined in the Change of Control Agreement between Employer and Executive, effective as of April 10, 2014 (the “Change of Control Agreement”)) if the Change of Control Agreement remains in full force and effect at the time of such Change of Control.
ARTICLE IV
EXECUTIVE’S REPRESENTATIONS AND WARRANTIES
4.01.     Executive’s Abilities. Executive represents that his experience and capabilities are such that the provisions of Article III will not prevent him from earning his livelihood, and acknowledges that it would cause the Employer Entities serious and irreparable injury and cost if Executive were to use his ability and knowledge in breach of the obligations contained in Article III.
4.02.     Remedies. In the event of a breach by Executive of the terms of this Agreement, Employer shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of this Agreement by Executive and to enjoin Executive from any further violation of this Agreement and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Executive acknowledges, however, that the remedies at law for any breach by him of the provisions of this Agreement may be inadequate and that Employer shall be entitled to injunctive relief against him in the event of any breach. In addition, in the event that Executive breaches any obligation under this Agreement or any obligation that Executive has to any Employer Entity under common law, or otherwise engages in tortious behavior that damages any Employer Entity in any way, any Employer Entity will have the right to not provide Executive with, or to cease providing Executive with, any amounts or benefits that would otherwise be provided pursuant to Section 2.05 above.
ARTICLE V
MISCELLANEOUS
5.01.     Authorization to Modify Restrictions. It is the intention of the parties that the provisions of Article III shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions of this Agreement shall not render unenforceable, or impair, the remainder hereof. If any provision or provisions hereof shall be deemed invalid or unenforceable, either in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it valid and enforceable.
5.02.     Section 409A.
(a)    This Agreement will be administered, interpreted and construed in compliance with Section 409A of the Internal Revenue Code and the regulations and other guidance promulgated thereunder (“Section 409A”), including any exemption thereunder. With respect to payments, if any, subject to Section 409A (and not excepted therefrom), each such payment is paid as a result of a permissible distribution event, and at a specified time, consistent with Section 409A. Executive has no right to, and there shall not be, any acceleration or deferral with respect to payments hereunder. Executive acknowledges and agrees that Employer shall not be liable for, and nothing provided or contained in this Agreement will obligate or cause Employer to be liable for, any tax, interest or penalties imposed on Executive related to or arising with respect to any violation of Section 409A. For purposes of this Agreement, any reference to “termination of employment”, “termination” or similar reference shall be construed to be a reference to “separation from service” within the meaning of Section 409A.
(b)    Notwithstanding any other provision of this Agreement to the contrary, to the extent that any amount payable or benefit to be provided under this Agreement constitutes an amount payable or benefit to be provided under a “nonqualified deferred compensation plan” (as defined in Section 409A) that is not exempt from Section 409A, and such amount or benefit is payable or to be provided as a result of a “separation from service” (as defined in Section 409A), and Executive is a “specified employee” (as defined and determined under Section 409A and any relevant procedures that either Employer Entity may establish) at the time of his “separation from service,” then such payment or benefit will not be made or provided to Executive until the day after the date that is six months following Executive's “separation from service,” at which time all payments or benefits that otherwise would have been paid or provided to Executive under this Agreement during that six-month period, but were not paid or provided because of this clause, will be paid or provided, with any cash payment to be made in a single lump sum (without any interest with respect to that six-month period).  This six-month delay will cease to be applicable if Executive “separates from service” due to death or if Executive dies before the six-month period has elapsed, in which event any such payments or benefits will be paid or provided to Executive's estate within thirty (30) days of the date of death.
5.03.    Entire Agreement. This Agreement represents the entire agreement of the parties and may be amended only by a writing signed by each of them. This Agreement supersedes all other prior arrangements and agreements between the parties, except the Change of Control Agreement and Restricted Stock Agreement referred to herein. In the event that there is a Change of Control as defined by the Change of Control Agreement during the term of this Agreement and there is a Qualifying Termination within the Protected Period, in each case, as defined in the Change of Control Agreement, the provisions of the Change of Control Agreement will apply and this Agreement will cease to apply, and Executive will be entitled to no benefits under this Agreement, including the severance benefits in Section 2.05. Notwithstanding the foregoing sentence, except as provided in Section 3.07, Executive’s obligations under Article III will continue even if there is a Change of Control.
5.04.     Governing Law. This Agreement shall be interpreted, construed, and governed according to the laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law.
5.05.     Jurisdiction and Service of Process. Executive and Employer waives any right to a court (including jury) proceeding and instead agree to submit any dispute over the application, interpretation, validity, or any other aspect of this Agreement to binding arbitration consistent with the application of the Federal Arbitration Act and the procedural rules of the American Arbitration Association (“AAA”) before an arbitrator who is a member of the National Academy of Arbitrators (“NAA”) out of a nationwide panel of eleven (11) arbitrators to be supplied by the AAA. Employer will absorb the fee charged and the expenses incurred by the neutral arbitrator selected.
5.06.     Agreement Binding. The obligations of Executive under Article III of this Agreement shall continue after the termination of his employment with the Employer Entities for any reason and shall be binding on his heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Employer Entities. Likewise, the obligations of Employer shall be binding upon any successors.
5.07. Signatures. This Agreement may be executed in counterparts, any such copy of which to be deemed an original, but all of which together shall constitute the same instrument.
5.08.    Assignment. Employer has the right to assign this Agreement, but Executive does not.
EXECUTIVE ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THE FOREGOING PROVISIONS AND THAT SUCH PROVISIONS ARE REASONABLE AND ENFORCEABLE.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have knowingly and voluntarily executed this Agreement or caused this Agreement to be executed the day and year first above written.

ATTEST:
FIRST COMMONWEALTH FINANCIAL CORPORATION

/s/ Matthew C. Tomb	By:/s/ T. Michael Price Name: T. Michael Price Title: President and Chief Executive Officer

WITNESS:

/s/ Gary M. Small	/s/ James R. Reske James R. Reske